EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

WindTamer Corporation
6053 Ely Avenue
Livonia, New York 14487

As successor by merger to the registered public accounting firm of Rotenberg & Co., LLP, we consent to the use of our report dated February 13, 2009, except for the restatement paragraph within Note 1, as to which the date is May 1, 2009, in the Registration Statement on Form S-1, with respect to the balance sheets of WindTamer Corporation as of December 31, 2008 and 2007 and the related statements of operations, stockholders’ equity, and cash flows for the years ended and for the period from date of inception (March 30, 2001) through December 31, 2008. The report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption, “Experts”, in this Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
October 21, 2009